PROSPECTUS	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-298891

Up to 6,165,691 Shares of Common Stock

Gaxos.ai Inc.

Pursuant to this prospectus, the selling stockholders identified herein (the “Selling Stockholders”) are offering on a resale basis up to an aggregate of 6,165,691 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”) of Gaxos.ai Inc. (the “Company,” “we,” “us” or “our”) comprised of (i) up to 6,015,308 shares of Common Stock issuable upon the exercise of outstanding common stock purchase warrants at an exercise price of $0.95 per share for a term of three years from the date of issuance (the “New Warrants”); and (ii) up to 150,383 shares of Common Stock issuable upon the exercise of outstanding placement agent warrants at an exercise price of $1.50 per share for a term of three years from the date of issuance (the "Placement Agent Warrants" and together with the New Warrants, the "Warrants"). The New Warrants were issued pursuant to an inducement offer letter agreement by and between us and the Selling Stockholders named therein, dated August 14, 2026 (the "Inducement Letter"). The Placement Agent Warrants were issued to H.C. Wainwright & Co., LLC, or its designees (and certain of their assignees), pursuant to its engagement as exclusive placement agent in connection with the transactions contemplated by the Inducement Letter (the "Placement Agent").

We will not receive any of the proceeds from the sale by the Selling Stockholders of the Common Stock. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants, which, if exercised in cash with respect to the Shares offered hereby, would result in gross proceeds to us of approximately $5.9 million. However, we cannot predict when and in what amounts or if the Warrants will be exercised by payments of cash and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds.

The Selling Stockholders, or their respective transferees, pledgees, donees, assignees or other successors-in-interest identified in this prospectus may offer the Shares from time to time through public or private transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The registration of the Shares on behalf of the Selling Stockholders; however, does not necessarily mean that the Selling Stockholders will offer or sell their Shares under this registration statement or at any time in the near future. We provide more information about how the Selling Stockholders may sell their Shares in the section entitled “Plan of Distribution” on page 14. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sale or disposition of the Shares, or interests therein. We will not be paying any underwriting discounts or commissions in this offering. We will pay the expenses of registering the Shares pursuant to this prospectus.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “GXAI”. On September 9, 2026, the closing price per share of our Common Stock as reported on The Nasdaq Capital Market was $0.7350 per share. We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 4 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 21, 2026.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. We take no responsibility for, and can provide no assurance as to the reliability of, any information other than the information in this prospectus, any amendment or supplement to this prospectus, and any free writing prospectus prepared by us or on our behalf. Neither we nor the Selling Stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we and the Selling Stockholders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. The Selling Stockholders may use the shelf registration statement to sell up to an aggregate of 6,165,691 shares of Common Stock issuable upon exercise of the Warrants, from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Stockholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Common Stock being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

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PROSPECTUS SUMMARY

This summary highlights selected information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference herein and therein. This summary is not complete and does not contain all the information you should consider before investing in our securities pursuant to this prospectus supplement and the accompanying prospectus. Before making an investment decision, to fully understand this offering and its consequences to you, you should carefully read this entire prospectus supplement and the accompanying prospectus, including “Risk Factors,” the financial statements, and related notes, and the other information incorporated by reference herein and therein.

Unless the context indicates otherwise, references in this prospectus to “Gaxos,” “the Company,” “we,” “us,” “our” and similar references refer to Gaxos.ai Inc.

Overview

We are a technology company focused on reshaping the way people interact with artificial intelligence across everyday life and high-impact industries. More than a developer of applications, We are building a portfolio of AI-powered solutions designed to make advanced technology more practical, accessible, and transformative. Tour growing portfolio spans defense, health and wellness, entertainment, and productivity—bringing intelligent tools to markets where innovation can drive meaningful real-world outcomes.

Gaxos Labs

Gaxos Labs, launched in September 2024, is the Gaxos.AI product studio developing and launching AI applications across fast-moving sectors.

In September 2024, we launched a transformative generative AI service that empowers game developers and publishers. Key features of the product include AI-powered creativity that reduces creative asset development time from hours to minutes, enabling rapid prototyping and fast experimentation with different designs; monetization tools that allow publishers to offer AI-generated assets for player customization; seamless plug-and-play integration with Unity and Godot for effortless adoption into existing workflows; a flexible API that connects to any game development engine and supports builds for any platform, including mobile and PC; dynamic content generation through our User-Generated-AI-Content (UGAiC) feature, which lets gamers use AI in real time to create fresh experiences with every playthrough; and customized solutions ranging from personalized AI models for image and sound generation to expert consulting services tailored to the unique needs of each developer.

In May 2025, we launched UnGPT.ai, a new tool designed to enhance text generated by artificial intelligence, making it sound more natural and human-like. UnGPT features a real-time rewriting engine that transforms machine-generated content while preserving meaning and context. The tool employs a proprietary multi-pass transformation model that surpasses existing AI detection tools, addressing the growing demand for high-quality, undetectable output, especially in sensitive industries.

In August 2025, we launched Art-Gen.AI, an AI image and video creation platform that makes pro-grade content effortless for anyone, anywhere. Art-Gen combines state-of-the-art AI models from industry leaders including Google, Stability AI, and PixVerse with Gaxos’ proprietary enhancements to deliver unmatched creative speed, detail, and flexibility. With just a simple text prompt or reference image, users can instantly produce cinematic visuals, hyper-realistic imagery, or animated video content at a fraction of traditional production time and cost.,

In December 2025, we launched Bible Pray AI, a personalized, AI-powered spiritual growth platform designed to help users deepen faith, strengthen daily devotion, and apply scripture for greater peace, clarity, and purpose. Bible Pray AI represents our strategic expansion into the rapidly growing digital faith, mental wellness, and personal development economy, a sector supported by hundreds of millions of engaged global users seeking guided spiritual content, daily motivation, and community-based worship experiences.

Gaxos Health

Recently, we began to develop a new initiative, Gaxos Health, which is dedicated to revolutionizing personal health and wellness by developing a suite of innovative AI-powered health optimization solutions. Gaxos Health will integrate AI-driven insights with individual biometric data and health goals to create web and application based personalized wellness strategies for users. We believe that this cutting-edge approach will redefine preventative medicine, offering unparalleled personalization in health and wellness. Gaxos Health solutions will analyze a wide range of health data to provide tailored wellness plans and address the growing demand for personalized health solutions. We believe that this technology is not just a step but a leap forward in empowering individuals to take control of their health and longevity with AI’s precision and intelligence.

We launched the AI-powered health optimization product in the third quarter of 2024.

RNK Health

On September 23, 2024, we formed a wholly-owned subsidiary, RNK Health LLC (“RNK Health”), to form a partnership and relationship with Nekwellness, LLC (“Nekwellness”) to engage in the business of marketing certain health-related products. On October 10, 2024, the Company, RNK Health and Nekwellness entered into an operating agreement with respect to the regulation and management of the affairs of RNK Health and, as of such date, the Company owns a 70% membership interest in RNK Health and Nekwellness owns a 30% membership interest in RNK Health. RNK Health is currently providing access to certain medications, supplements and other wellness products and services.

Gaxos Gaming

Gaxos Gaming (the “Platform”), created with a vision to develop, design, acquire, and manage conventional games and to combine these games with unconventional game mechanisms, such as the ability for gamers and developers to utilize artificial intelligence to create and design in-game features, as well as to mint unique in-game features, such as skins, characters, weapons, gear, levels, and virtual lands, in the form of non-fungible tokens, or “NFTs,” that allows users to have unique experiences and more control over in-game assets.

In 2023, we launched our own proprietary games that were simple and fun to play, and that offered gamers the ability to utilize AI to personalize their gaming experience as well as to mint their own affordable NFTs, with unique and exclusive features, that could be utilized across the network of games and platform that we were building. As of December 31, 2025, we had launched five games, Space Striker AI, Brawl Bots, BattleFleet AI, Jigsaw Puzzle AI and Gaxos AI Puzzle.

On June 18, 2026, we entered into and simultaneously consummated the closing of an Asset Purchase Agreement, by and among the Company and Game Foundry AI (the “Buyer”) for the sale and divestiture of substantially all of our gaming assets, including our portfolio of mobile games and Gaxos Gaming Labs in exchange for the issuance of 2,200,000 shares of the Buyer’s common stock, for an estimated consideration of $1,760,000.

Corporate Information

We were incorporated as in the State of Wyoming on October 27, 2021. On March 30, 2022, we changed our state of incorporation from Wyoming to Delaware. On March 3, 2025, we changed our state of incorporation from Delaware to Nevada. Our principal executive offices are located at 101 Eisenhower Pkwy, Suite 3000, Roseland, NJ 07068 and our telephone number is (973) 275-7428.

THE OFFERING

Common Stock to be offered by the Selling Stockholders:

up to an aggregate of 6,165,691 shares (the "Shares") of common stock, par value $0.0001 per share (the "Common Stock") comprised of (i) up to 6,015,308 shares of Common Stock issuable upon the exercise of outstanding New Warrants at an exercise price of $0.95 per share for a term of three years from the date of issuance; and (ii) up to 150,383 shares of Common Stock issuable upon the exercise of outstanding Placement Agent Warrants at an exercise price of $1.50 per share for a term of three years from the date of issuance. The New Warrants were issued pursuant to the Inducement Letter, dated August 14, 2026, by and between us and the Holders named therein. The Placement Agent Warrants were issued to H.C. Wainwright & Co., LLC, or its designees (and certain of their assignees), in connection with its engagement as exclusive placement agent in connection with the transactions contemplated by the Inducement Letter.

Shares of Common Stock outstanding as of September 10, 2026:	11,052,288 shares(1)

Use of proceeds:	We will not receive any proceeds from any sale of the Shares by the Selling Stockholders. We will receive proceeds in the event that any of the Warrants are exercised at the exercise prices per share for cash which would result in gross proceeds of approximately $5.9 million if all such Warrants are exercised for cash. We can give no assurances that any such Warrant will be exercised, nor can we give any assurances that we will receive any proceeds from the Selling Stockholders’ sale pursuant to this prospectus. Any proceeds that we receive from the exercise of the Warrants will be used for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk factors:

An investment in the shares of Common Stock offered under this prospectus is highly speculative and involves substantial risk. Please carefully consider the “Risk Factors” section on page 4, other information in this prospectus and in the documents incorporated by reference herein for a discussion of risks. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations

Nasdaq Capital Market symbol:	Our common stock is listed on The Nasdaq Capital Markets under the symbol “GXAI”. There is no established trading market for the Warrants and we do not expect a trading market to develop. We do not intend to list the Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Warrants will be extremely limited.

(1)	The number of shares of Common Stock to be outstanding is based on 11,052,288 shares of our Common Stock outstanding as of September 10, 2026, and excludes:

●	7,667,296 shares of Common Stock issuable upon the exercise of warrants outstanding as of September 10, 2026 (after giving effect to the exercise of the Existing Warrants and the issuance of the New Warrants and Placement Agent Warrants pursuant to the Inducement Letter) at a weighted average exercise price of approximately $1.39 per share;

●	284,084 shares of Common Stock issuable upon the exercise of stock options outstanding as of September 10, 2026 at a weighted average exercise price of $8.02 per share; and

●	1,000,000 shares of Common Stock reserved for future issuance under our 2022 Equity Incentive Plan.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options or warrants, described above.

RISK FACTORS

Investing in our securities involves substantial risks. Please carefully consider the risk factors described below together with the risk factors described in our most recent Annual Report on Form 10-K, any subsequent updates in our Quarterly Reports on Form 10-Q and in any other filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference herein, and the matters discussed under “Disclosure Regarding Forward-Looking Statements” below, before making an investment decision. Additional risk factors may be included in any prospectus supplements relating to securities described in this prospectus. The occurrence of any of those risks could materially and adversely affect our business, prospects, financial condition, results of operations or cash flow. Other risks and uncertainties that we do not now consider to be material or of which we are not now aware may become important factors that affect us in the future and could result in a complete loss of your investment.

We will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders covered by this prospectus other than upon any exercise of the New Warrants or Placement Agent Warrants for cash.

We are registering the shares of Common Stock that were, or may be, issued by us to the Selling Stockholders to permit the resale of these shares of Common Stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Common Stock. Upon any exercise of any of the New Warrants or Placement Agent Warrants for cash, the Selling Stockholders would pay us the exercise price set forth in such New Warrants or Placement Agent Warrants.

We are currently listed on The Nasdaq Capital Market. If we are unable to maintain listing of our securities on the Nasdaq Capital Market or any stock exchange, our stock price could be adversely affected and the liquidity of our stock and our ability to obtain financing could be impaired and it may be more difficult for our shareholders to sell their securities.

Although our common stock is currently listed on The Nasdaq Capital Market (“Nasdaq”), we may not be able to continue to meet the exchange’s minimum listing requirements or those of any other national exchange. If we are unable to maintain listing on Nasdaq or if a liquid market for our common stock does not develop or is sustained, our common stock may remain thinly traded.

The Listing Rules of Nasdaq require listing issuers to comply with certain standards in order to remain listed on its exchange. If, for any reason, we should fail to maintain compliance with these listing standards and Nasdaq should delist our securities from trading on its exchange and we are unable to obtain listing on another national securities exchange, a reduction in some or all of the following may occur, each of which could have a material adverse effect on our shareholders:

●	the liquidity of our Common Stock;

●	the market price of our Common Stock;

●	our ability to obtain financing for the continuation of our operations;

●	the number of investors that will consider investing in our Common Stock;

●	the number of market makers in our Common Stock;

●	the availability of information concerning the trading prices and volume of our Common Stock; and

●	the number of broker-dealers willing to execute trades in shares of our Common Stock.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), about us and our industry that involve substantial risks and uncertainties.

These statements involve a number of risks and uncertainties. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify such forward-looking statements. Readers are cautioned that these forward-looking statements speak only as of the date on which this prospectus is filed with the Securities and Exchange Commission (the “SEC”), and, except as required by law, we do not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after such date. Forward-looking statements in this prospectus and any documents incorporated by reference herein include, but are not limited to, statements about:

●	our business strategies;

●	the timing of regulatory submissions;

●	our ability to obtain and maintain regulatory approval of our existing product candidates and any other product candidates we may develop, and the labeling under any approval we may obtain;

●	risks related to market acceptance of products;

●	intellectual property risks;

●	risks associated with our reliance on third-party organizations;

●	our competitive position;

●	our industry environment;

●	our anticipated financial and operating results, including anticipated sources of revenues;

●	assumptions regarding the size of the available market, benefits of our products, product pricing and timing of product launches;

●	management’s expectation with respect to future acquisitions;

●	statements regarding our goals, intentions, plans and expectations, including the introduction of new products and markets; and

●	our cash needs and financing plans.

We caution our shareholders and other readers not to place undue reliance on such statements.

Other sections of this prospectus may include additional factors that could harm our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in, or implied by, any forward-looking statements.

These and other risks and assumptions are outlined under “Risk Factors” contained in this prospectus and any related free writing prospectus, and in our most recent Annual Report on Form 10-K and our most recent filed Quarterly Reports on Form 10-Q, incorporated by reference into this prospectus, as well as any amendments thereto reflected in subsequent filings with the SEC. The discussion of risks and uncertainties set forth in this prospectus or referenced in those filings is not necessarily a complete or exhaustive list of all risks facing us at any particular point in time. We operate in a highly competitive, highly regulated and rapidly changing environment, and our business is in a state of evolution. Therefore, it is likely that new risks will emerge and the nature and elements of existing risks will change. It is not possible for management to predict all such risk factors or changes therein or to assess either the impact of all such risk factors on our business or the extent to which any individual risk factor, combination of factors or new or altered factors may cause results to differ materially from those contained in any forward-looking statement. Forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should carefully read this prospectus and any related free writing prospectus, together with the information incorporated herein or therein by reference as described under the section titled “Incorporation of Certain Information By Reference,” and with the understanding that our actual future results may materially differ from what we expect.

Except as required by law, forward-looking statements speak only as of the date they are made, and we assume no obligation to update any forward-looking statements publicly, or to update the reasons why actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale by the Selling Stockholders of the Common Stock. Upon any exercise of the New Warrants or Placement Agent Warrants by payment of cash, however, we will receive the exercise price of the New Warrants and Placement Agent Warrants, which, if exercised in cash with respect to all of the Shares offered hereby, would result in gross proceeds to us of approximately $5.9 million. However, we cannot predict when and in what amounts or if the New Warrants or Placement Agent Warrants will be exercised by payments of cash and it is possible that the New Warrants or Placement Agent Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. We intend to use any proceeds from the Selling Stockholders’ exercise of the Warrants for working capital and other general corporate purposes.

SELLING STOCKHOLDERS

The Common Stock being offered by the Selling Stockholders consist of shares issuable to the Selling Stockholders upon exercise of the New Warrants and Placement Agent Warrants. We are registering the Shares in order to permit the Selling Stockholders to offer the Shares for resale from time to time. Except for the ownership of the New Warrants or Placement Agent Warrants, as applicable, or as otherwise set forth in this prospectus, the Selling Stockholders have not had any material relationship with us within the past three years.

H.C. Wainwright & Co., LLC acted as our exclusive placement agent for the transactions contemplated by the Inducement Letter and for other offerings we consummated and for which it received compensation.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by the Selling Stockholders, based on their ownership of the shares of our securities, as of September 10, 2026, assuming exercise of the New Warrants and Placement Agent Warrants held by the Selling Stockholders on that date, without regard to any limitations on exercise.

The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders.

This prospectus generally covers the resale of the maximum number of shares of Common Stock issuable upon exercise of the Warrants, determined as if the outstanding New Warrants and Placement Agent Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, without regard to any limitations on the exercise of the New Warrants and Placement Agent Warrants. Under the terms of the New Warrants and Placement Agent Warrants, the Selling Stockholders may not exercise the Warrants to the extent such exercise would cause such Selling Stockholder, together with their affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% (or, in the case of Armistice Capital Master Fund Ltd., 9.99%) of the number of shares of our Common Stock outstanding following such exercise (for purposes of the denominator, immediately after giving effect to the issuance of shares of Common Stock to be issued upon the applicable exercise of such Warrant). The fourth column assumes the sale of all of the Shares offered by the Selling Stockholders pursuant to this prospectus without regard to such limitations. The Selling Stockholders may sell all, some or none of their Shares in this offering. See “Plan of Distribution.”

Name and Address	Number of shares of Common Stock Beneficially Owned Prior to Offering(1)		Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Beneficially Owned After Offering	Percent of Common Stock Beneficially Owned After Offering
Armistice Capital Master Fund Ltd.(2)	2,513,468	(3)	2,513,468	-	-
Intracoastal Capital LLC(3)	1,678,456		1,678,456	-	-
Anson Investments Master Fund LP(4)	1,422,238		1,422,238	-	-
Anson East Master Fund LP(5)	401,146		401,146	-	-
Augustus Trading LLC(6)	96,433		96,433	-	-
Noam Rubinstein(7)	47,371		47,371	110,590	-
Wilson Drive Holdings LLC(8)	5,075		5,075	11,849	-
Charles Worthman(7)	5,015		1,504	3,511	-

(1)	The ability to exercise the Warrants held by the Selling Stockholder is subject to a beneficial ownership limitation that, at the time of initial issuance of the Warrants was capped at 4.99% beneficial ownership of the Company’s issued and outstanding Common Stock (or, in the case of Armistice Capital Master Fund Ltd., 9.99%). This beneficial ownership limitation may be adjusted up or down, subject to providing advanced notice to the Company. Beneficial ownership as reflected in the selling stockholders table reflects the total number of shares potentially issuable underlying the Warrants and does not give effect to this beneficial ownership limitation. Accordingly, actual beneficial ownership, as calculated in accordance with Section 13(d) and Rule 13d-3 thereunder may be lower than as reflected in the table.

(2)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(3)	Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the securities reported herein that are held by Intracoastal.

(4)	Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“AIMF”), hold voting and dispositive power over the Common Shares held by AIMF. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of AIMF is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(5)	Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson East Master Fund LP (“Anson”), hold voting and dispositive power over the Common Shares held by Anson. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(6)	The number of shares of common stock to be sold in this offering consists of shares of common stock issuable upon exercise of Placement Agent Warrants which were issued as compensation. Orsium Capital LLC, the authorized agent to Augustus Trading LLC, has discretionary authority to vote and dispose of the securities held by Augustus Trading LLC and may be deemed to be the beneficial owner of these securities. Olivier Morali, in his capacity as managing member of Orsium Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Augustus Trading LLC. Orsium Capital LLC and Mr. Morali each disclaims any beneficial ownership of these securities. The business address of the Augustus Trading LLC is 600 Lexington Avenue, 32nd Floor, New York, NY 10022.

(7)	The number of shares of common stock to be sold in this offering consists of shares of common stock issuable upon exercise of Placement Agent Warrants which were issued as compensation. The number of shares of common stock held prior to this offering consists of shares of common stock issuable upon exercise of warrants issued as compensation in connection with our prior offerings. Each of the selling stockholders is affiliated with H.C. Wainwright & Co., LLC, a registered broker-dealer with a business address of of 430 Park Ave, 3rd Floor, New York, NY 10022. The number of shares to be sold in this offering consists of shares of common stock issuable upon exercise of Placement Agent Warrants, which were issued as compensation. The selling stockholder has the voting and dispositive power over the securities held, acquired the securities in the ordinary course of business and, at the time the securities were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(8)	The number of shares of common stock to be sold in this offering consists of shares of common stock issuable upon exercise of Placement Agent Warrants which were issued as compensation. The number of shares of common stock held prior to this offering consists of shares of common stock issuable upon exercise of warrants issued as compensation in connection with our prior offerings, 11,849 of which are held by Craig Schwabe. Craig Schwabe is the managing member of Wilson Drive Holdings LLC and has the power to vote and dispose the securities held. Neither Wilson Drive Holdings LLC nor Mr. Schwabe is a broker-dealer. Mr. Schwabe is affiliated with the following registered broker-dealers: H.C. Wainwright & Co., LLC, Rodman & Renshaw LLC and Stockblock Securities LLC.. The securities were acquired in the ordinary course of business and, at the time the securities were acquired, the Selling Stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities. The business address of the Selling Stockholder is 600 Lexington Avenue, 32nd Floor, New York, NY 10022.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock summarizes the material terms and provisions of our common stock and preferred stock. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any class or series of these securities in more detail in the applicable prospectus supplement. For the complete terms of our common stock and preferred stock, please refer to our Certificate of Incorporation, as amended (as amended, “Certificate of Incorporation”), and our Amended and Restated Bylaws, as amended (as amended, “Bylaws”) that are incorporated by reference into the registration statement of which this prospectus is a part or may be incorporated by reference in this prospectus or any applicable prospectus supplement. The terms of these securities may also be affected by the Delaware General Corporation Law (the “DGCL”). The summary below and that contained in any applicable prospectus supplement or any related free writing prospectus are qualified in their entirety by reference to our Certificate of Incorporation and our Bylaws.

As of the date of this prospectus, our authorized capital stock consisted of 50,000,000 shares of Common Stock, $0.0001 par value per share, and 5,000,000 shares of Preferred Stock, $0.0001 par value per share. Our Board may establish the rights and preferences of the preferred stock from time to time. As of September 10, 2026, there were 11,052,288 shares of our common stock and no shares of our preferred stock issued and outstanding.

Voting Rights

Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the Company’s stockholders. Holders of our Common Stock have no cumulative voting rights.

Dividend Rights

Subject to preferences that may be applicable to any outstanding shares of our Preferred Stock, holders of our Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of the Company’s assets which are legally available.

Liquidation Rights

Upon the liquidation, dissolution or winding-up, holders of our Common Stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding shares of Preferred Stock.

Other Rights

Holders of the Company’s Common Stock have no preemptive or conversion rights or other subscription rights.

Warrants

As of September 10, 2026, there were outstanding warrants to purchase an aggregate of 7,667,296 shares of our Common Stock at a weighted average exercise price of approximately $1.39 per share.

Warrants Registered Pursuant to this Registration Statement

New Warrants

The New Warrants are exercisable immediately and have a term of exercise of three years from the effective date of the Resale Registration Statement, at an exercise price of $0.95 per share of Common Stock, subject to adjustment. If, at any time after issuance, a registration statement covering the resale of the New Warrant Shares is not effective, the holders may exercise the New Warrants by means of a cashless exercise. We are prohibited from effecting an exercise of the New Warrants to the extent that, as a result of such exercise, the holder together with the holder's affiliates would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of the New Warrant Shares upon exercise of the New Warrants, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99%.

Placement Agent Warrants

The Placement Agent Warrants are exercisable immediately and have a term of exercise of three years from the effective date of the Resale Registration Statement, at an exercise price of $1.50 per share of Common Stock, subject to adjustment. If, at any time after issuance, a registration statement covering the resale of the Placement Agent Warrant Shares is not effective, the holders may exercise the Placement Agent Warrants by means of a cashless exercise. We are prohibited from effecting an exercise of the Placement Agent Warrants to the extent that, as a result of such exercise, the holder together with the holder’s affiliates would beneficially own more than 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of the Placement Agent Warrant Shares upon exercise of the Placement Agent Warrants, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99%.

Applicable Anti-Takeover Law

Set forth below is a summary of the provisions of our Articles of Incorporation and Bylaws that could have the effect of delaying or preventing a change in control of our Company. The following description is only a summary, and it is qualified by reference to the Articles of Incorporation, Bylaws and relevant provisions of the Nevada Revised Statutes.

Board of Directors Vacancies

Our Bylaws authorize only our board of directors to fill vacant directorships. In addition, the number of directors constituting our board of directors may be set only by resolution of the majority of the incumbent directors.

Special Meeting of Shareholders

Our Bylaws provide that special meetings of our shareholders may be called by our president, our board of directors or a committee of our board of directors that has been duly designated by our board of directors and whose powers and authority include the power to call such meetings.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our Bylaws provide that shareholders seeking to bring business before our annual meeting of shareholders, or to nominate candidates for election as directors at our annual meeting of shareholders, must provide timely notice of their intent in writing. To be timely, a shareholder’s notice must be delivered to our secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the date of the annual meeting is not within 25 days before or after such anniversary date, notice by the shareholder to be timely must be so delivered not later than the close of business on the 10th day following the day on which such notice of the date of annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. These provisions may preclude our shareholders from bringing matters before our annual meeting of shareholders or from making nominations for directors at our annual meeting of shareholders.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval and may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum

Our Bylaws provide that unless we consent in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada shall be the sole and exclusive forum for state law claims with respect to: (i) any derivative action or proceeding brought in the name or right of our Company or on our behalf, (ii) any action asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of our Company to us or our shareholders, (iii) any action arising or asserting a claim arising pursuant to any provision of Nevada Revised Statutes Chapters 78 or 92A or any provision of our Articles of Incorporation or Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, including, without limitation, any action to interpret, apply, enforce or determine the validity of our Articles of Incorporation or Bylaws. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The enforceability of similar exclusive forum provisions in other corporations’ bylaws has been challenged in legal proceedings, and it is possible that a court could rule that this provision in our Bylaws is inapplicable or unenforceable.

Anti-Takeover Effects of Nevada Law

Acquisition of Controlling Interest Statutes. Nevada’s “acquisition of controlling interest” statutes contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied certain voting rights, unless a majority of the disinterested shareholders of the corporation elects to restore such voting rights. These statutes provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Nevada Revised Statutes, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. Our Articles of Incorporation and Bylaws currently contain no provisions relating to these statutes, and unless our Articles of Incorporation and Bylaws in effect on the tenth day after the acquisition of a controlling interest were to provide otherwise, these laws would apply to us if we were to (i) have 200 or more shareholders of record (at least 100 of which have addresses in the State of Nevada appearing on our stock ledger) and (ii) do business in the State of Nevada directly or through an affiliated corporation. If these laws were to apply to us, they might discourage companies or persons interested in acquiring a significant interest in or control of the Company, regardless of whether such acquisition may be in the interest of our shareholders.

Combination with Interested Shareholders Statutes. Nevada’s “combinations with interested shareholders” statutes prohibit certain business “combinations” between certain Nevada corporations and any person deemed to be an “interested shareholder” for two years after such person first becomes an “interested shareholder” unless (i) the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested shareholder”) in advance, or (ii) the combination is approved by the board of directors and 60% of the corporation’s voting power not beneficially owned by the interested shareholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested shareholder” is any person who is (x) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (y) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between the corporation and an “interested shareholder”. Subject to certain timing requirements set forth in the statutes, a corporation may elect not to be governed by these statutes. We have not included any such provision in our Articles of Incorporation.

The effect of these statutes may be to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our board of directors.

Transfer Agent and Registrar

Our transfer agent and registrar is West Coast Stock Transfer, Inc., whose address is 721 N. Vulcan Ave. Suite 106, Encinitas, CA 92024.

Listing

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “GXAI.”

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their transferees, pledgees, donees assignees and other successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. “Trading Market” means any of the following markets or exchanges on which our Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing). These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses that we incur incident to the registration of the securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We have agreed to keep this prospectus effective until no holder of the New Warrants owns any such Warrants or Shares. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Sheppard, Mullin, Richter & Hampton LLP, New York, New York, will pass upon the validity of the shares of our Common Stock offered hereby.

EXPERTS

Our consolidated financial statements as of and for the years ended December 31, 2025 and 2024, incorporated by reference in this prospectus and the registration statement, of which it forms a part, have been audited by Salberg & Company, P.A., independent registered public accounting firm, as set forth in their reports thereon incorporated by reference herein, and are included in reliance on such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act with respect to the shares of Common Stock offered hereby. We file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus is part of the registration statement on Form S-3 under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities that may be offered under this prospectus, we refer you to the registration statement and the exhibits filed as a part of the registration statement. You may read any document we file with the SEC, including reports, proxy statements and information statements, on the SEC’s website at www.sec.gov. Our SEC filings are also available to the public at our website at https://gaxos.ai.

Information on our website, any subsection, page, or other subdivision of our website, or any website linked to by content on our website, is not part of this prospectus and you should not rely on that information unless that information is also in this prospectus or incorporated by reference herein.

INCORPORATION OF DOCUMENTS BY REFERENCE

This prospectus is part of the registration statement, but the registration statement includes and incorporates by reference additional information and exhibits. The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus and any subsequent prospectus supplement. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed.

We incorporate by reference the documents listed below, all filings filed by us pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of the registration statement of which this prospectus, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the time that all securities covered by this prospectus have been sold; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K and exhibits furnished on such form that relate to such items:

●	the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 17, 2026;

●	the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2026 and June 30, 2026, filed with the SEC on May 14, 2026 and August 12, 2026, respectively;

●	the Company’s Current Reports on Form 8-K filed with the SEC on January 23, 2026, February 4, 2026, March 3, 2026, March 20, 2026, June 25, 2026, August 11, 2026, August 12, 2026 and August 14, 2026;

●	our definitive Proxy Statement on Schedule 14A for our 2026 Annual Meeting of Shareholders filed with the SEC on July 2, 2026; and

●	the description of our Common Stock set forth in the Registration Statement on Form 8-A filed with the SEC on February 10, 2023 (File No. 001-41620), and any amendment or report filed with the SEC for the purpose of updating such description.

Any statements made in a document incorporated by reference in this prospectus are deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement. Any statement made in this prospectus is deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference. In addition, certain information, including financial information, contained in this prospectus or incorporated by reference in this prospectus should be read in conjunction with documents we have filed with the SEC.

Gaxos.ai Inc.

101 Eisenhower Parkway, Suite 300

Roseland, NJ 07068

(973) 275-7428

Attn: Corporate Secretary

GAXOS.AI INC.

6,165,691 Shares of Common Stock

Preliminary Prospectus

September 21, 2026